Exhibit 2

Lock-up Letter Agreement

Common Stock

($0.001 par value)

     August 8, 2003

UBS Securities LLC
Lehman Brothers Inc.
Adams, Harkness & Hill, Inc.
Legg Mason Wood Walker, Incorporated
As Representatives of the several Underwriters

c/o UBS Securities LLC
       299 Park Avenue
       New York, New York 10171

Ladies and Gentlemen:

     This Lock-Up Letter Agreement is being delivered in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”) to be entered into by LECG Corporation (the “Company”) and UBS Securities LLC (“UBS”), as Representatives of the several Underwriters named therein, with respect to the public offering (the “Offering”) of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”).

     In order to induce you to enter into the Underwriting Agreement, the undersigned agrees that for a period of 180 days after the date of the final prospectus relating to the Offering the undersigned will not, without the prior written consent of UBS on behalf of the several Underwriters, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the Securities and Exchange Commission (the “Commission”) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any Common Stock of the Company or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock, whether any such transaction is to be settled by delivery of

Common Stock or such other securities, in cash or otherwise, or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii). The foregoing sentence shall not apply to (a) the registration of or sale to the Underwriters of any Common Stock pursuant to the Offering and the Underwriting Agreement, (b) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the consummation of the Offering, (c) transactions relating to shares of Common Stock or other securities acquired as part of a directed share program, provided that the undersigned is not an officer, director or affiliate of the Company, (d) distributions of shares of Common Stock or any security convertible into Common Stock to limited partners or stockholders of the undersigned, (e) transfers of shares of Common Stock or any security convertible into Common Stock by will or intestate succession to the undersigned’s immediate family or to a trust, the beneficiaries of which are exclusively the undersigned or members of the undersigned’s immediate family, (f) transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift or gifts, provided that in the case of any transfer or distribution pursuant to clause (d), (e) or (f), (i) each donee, transferee, trustee or distributee shall execute and deliver to UBS a duplicate form of this Lock-up Letter Agreement and (ii) no filing by any party (donor, donee, transferor or transferee) under Section 16(a) of the Securities Exchange Act of 1934, as amended, shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 180-day period referred to above).

     In the event that UBS, on behalf of the several Underwriters, consents to the release of the restrictions set forth in the preceding paragraph with respect to shares of Common Stock held by one or more stockholders of the Company, then such release shall apply to all stockholders who are subject to such restrictions by Lock-Up Letter Agreements executed in connection with the Offering by the same proportionate percentage of the shares of Common Stock being released.

     In addition, the undersigned hereby waives any rights the undersigned may have to require registration of Common Stock in connection with the filing of a registration statement relating to the Offering. The undersigned further agrees that, for a period of 180 days after the date of the final prospectus relating to the Offering, the undersigned will not, without the prior written consent of UBS, make any demand for, or exercise any right with respect to, the registration of Common Stock of the Company or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock.

     If upon the earliest to occur of (i) the Company notifies you in writing that it does not intend to proceed with the Offering, (ii) the registration statement filed with the Securities and Exchange Commission with respect to the Offering is withdrawn, (iii) for any reason the Underwriting Agreement shall be terminated prior to the time of purchase (as defined in the Underwriting Agreement) or (iv) if the Offering is not consummated prior to March 31, 2004, this Lock-Up Letter Agreement shall be terminated and the undersigned shall be released from its obligations hereunder.

Yours very truly,

THOMAS CRESSEY FUND VII, L.P.

By:	TC Partners VII, L.P.
Its:	General Partner

By:	Thoma Cressey Equity Partners, Inc.
Its:	General Partner

By:	/s/ William W. Liebeck

William W. Liebeck Authorized Signature

Address:

One Embarcadero Center
Suite 2930
San Francisco, CA 94111